Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), made this 25th day of March, 2013, is entered into between Allied Nevada Gold Corp. (the “Company”) and Randy Buffington (the “Employee”).

WHEREAS, the Company desires to employ the Employee and Employee desires to be employed by the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee agree as follows:

1. Employment. The Company agrees to employ the Employee as Executive Vice President and Chief Operating Officer and the Employee agrees to accept such employment upon the terms and conditions set forth in this Agreement. Specifically, the Employee will be responsible for the Company’s day-to-day operating activities, including revenue growth, expense and cost control, as well as monthly, quarterly and annual financial goal management. In addition to the foregoing, the Employee shall have such additional responsibilities as may be assigned by the Company or its Board of Directors from time to time. The Employee shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability.

2. Term. The Employee’s employment shall commence on February 1, 2013. The Employee shall be an “at-will” employee of the Company whose employment may be terminated (by the Company or by the Employee) at any time, for any or no reason. Any representation, statement or implication to the contrary is unauthorized and not valid unless in writing and signed by both Employee and CEO of the Company.

3. Compensation and Benefits.

a. Base Salary. The Company shall pay the Employee a base annual salary of US $410,000 payable in accordance with the normal payroll practices of the Company and shall be subject to applicable withholdings, deductions and taxes. Base salary may be adjusted on an annual basis, upward or downward.

b. Bonus. The Employee shall be eligible to be considered for a bonus upon achieving of certain pre-determined performance targets to be set by the Company’s Board and consistent with any bonus or incentive compensation program established by the Company.

c. Stock/Stock Options. The Employee will be eligible to participate in any stock option, restricted stock units, performance stock units, stock appreciation rights or other equity-based compensation plan that may become generally available for employees of the Company, on a basis commensurate with other employees of the Company.

d. Benefits. During his employment, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, benefit plans and policies such as medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies as the Company may make available to, or have in effect for, its employees. The Company retains the rights to terminate or alter any such plans or policies from time to time, provided that such termination or alteration is done for all eligible employees and not specifically for the Employee. The Employee shall also be entitled to vacations, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties.

e. Reimbursement of Business Expenses. The Company agrees to reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Company business, including without limitation travel and accommodations for authorized business trips, and within standards to be established by the Board, provided receipts, invoices or other supporting documentation satisfactory to the Company supporting the expenses are presented to the Company. Reimbursement payments will be payable promptly, but no later than the end of the second calendar month after the month in which the expense was incurred.

4. Termination.

a. Rights and Duties. The Employee is an employee “at will.” Accordingly, the Company or the Employee may terminate his employment, with or without notice, for any lawful reason or no reason. The Employee and the Company agree that, without modifying or altering the Employee’s “at will” status, each will provide the other with at least thirty (30) days’ prior written notice of termination of the Employee’s employment with the Company. If the Employee gives notice of termination, such notice will be deemed a voluntary resignation by the Employee and the Company, in its sole discretion, may elect to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the Employee’s employment, without changing the status of such termination as a voluntary resignation by the Employee. Should the Company in the event of a voluntary resignation decide to relieve the Employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept Employee’s resignation, it shall nonetheless continue his compensation and benefits for the term of the notice period (but only to the extent permitted by the terms of such plans), except that no bonus shall be earned or awarded during and after the notice period.

b. Termination by the Company for Cause. The Company may terminate the Employee’s employment at any time for “cause.” “Cause” shall mean:

i) The Employee committed any material breach of any of the terms of this Agreement, including the failure to perform any covenant contained in this Agreement or in Exhibit A, which is attached to this Agreement and expressly incorporated hereby, such as the disclosure of or failure to protect the Company’s confidential, proprietary or trade secret information;

ii) The Employee committed any act or crime involving dishonesty, violence or moral turpitude, including fraud, theft, embezzlement, assault, battery and rape, drunk driving, whether or not the Employee has been formally charged with or convicted of such act or crime;

iii) The Employee committed an act or allowed the existence of a state of facts by the Employee’s inaction which renders the Employee incapable of performing his duties under this Agreement, or which adversely affects or could reasonably be expected to adversely affect the Company’s business reputation;

iv) The Employee failed to follow any significant lawful instruction from the Employee’s relevant supervisor, the President/CEO of the Company or the Board of Directors;

v) The Employee failed to maintain or had suspended, revoked or denied any applicable license, permit or card required by the federal or state authorities, or a political subdivision or agency thereof;

vi) The Employee committed any act that constitutes a breach of fiduciary duty or a breach of the duty of loyalty, both of which the Employee acknowledges are due to and owed to the Company based, among other things, on the Employee’s job duties;

vii) The Employee failed or become unable, for any reason other than a disability (as defined below), to devote 100% of the Employee’s business time, his best efforts, skills, and abilities to the Company’s business;

viii) The Employee failed to diligently or effectively perform the Employee’s duties under any provision of this Agreement or any duty as directed from time to time by the Company;

ix) The Employee violated any material policy established by the Company.

c. Termination in the event of death or disability. The Agreement shall terminate upon the Employee’s death or Disability. For purposes of the Agreement, “Disability” shall mean the inability of the Employee, due to physical or mental impairment, to perform the essential functions of his position, with or without reasonable accommodation.

d. Effect of termination.

i) If the Employee is terminated by the Company due to death or Disability, the Employee (or the Employee’s estate in the event of death) shall be permitted to receive benefits for which he and/or his beneficiaries are eligible and in which the Employee participated for long term disability insurance or life insurance the Company may have at that time. The Employee (or the Employee’s estate in the event of death) shall also receive any earned but unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment.

ii) If the Employee is terminated by the Company for Cause, the Employee shall only be entitled to receive any earned but unpaid base salary and expense reimbursements, and vacation days accrued prior to termination of employment.

iii) If the Employee is terminated by the Company other than for Cause (and except as provided above in cases of death or disability), the Employee shall only be entitled to payment when due of any earned but unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment.

In addition (and notwithstanding the foregoing), conditioned upon the Employee’s execution of a separation agreement and general release in a form acceptable to the Company, the Employee shall also receive the following: a lump sum severance payment equal to one (1) times the Employee’s then base salary (annualized) plus a lump sum of one (1) times the Employee’s target bonus for the year in which his employment is terminated, all payments subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed by the Employee to the Company and/or overpayments made by the Company to the Employee. Such payment will be made sixty (60) days after the Employee’s separation from service with the Company, and if the Employee has not executed a binding release by such date, the Employee shall forfeit all rights to the payment;

Further, if the Employee is eligible for and elects continuation of such coverage during the permissible time frame, the Company will pay premiums for continuation of health insurance coverage under COBRA or state equivalent, up to a maximum of $18,000.00, subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed to the Company and/or overpayments made by the Company to the Employee. The Employee will be responsible for premium payments for continuation of such group health insurance coverage after the Company’s obligation expires; and

iv) In the event a Change of Control (as defined below) occurs and, if within one (1) year thereafter, the Employee’s employment is terminated as an involuntary termination by the Company for a reason other than for Cause, death, or Disability (as defined above), then the Employee will be entitled to payment when due of any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment and, in exchange for the Employee’s execution of a separation agreement and general release in a form acceptable to the Company, the following:

a) A lump sum equal to two years (2) years of his then current base salary, less applicable withholdings, plus a lump sum of two (2) times the Employee’s target bonus for the year in which his employment is terminated, plus all Restricted and Performance Share Units outstanding shall immediately vest notwithstanding any performance or time restrictions, all payments subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed by the Employee to the Company and/or overpayments made by the Company to the Employee. Such payment will be made sixty (60) days after the Employee’s separation from service with the Company, and if the Employee has not executed a binding release by such date, the Employee shall forfeit all rights to the payment.

b) If the Employee is eligible for and elects continuation of such coverage during the permissible time frame, the Company will pay premiums for continuation of health insurance coverage under COBRA or state equivalent up to a maximum of $27,000.00, subject to appropriate withholdings and deductions as requested by the Employee and/or for any monies owed to the Company and/or overpayments made by the Company to the Employee. The Employee will be responsible for premium payments for continuation of such group health insurance coverage after the Company’s obligation expires; and

For purposes of this Agreement, “Change of Control” means (A) the occurrence of a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or a merger or consolidation which is in effect a financing transaction for the Company, including, but not limited to, a reverse merger of the Company into a publicly traded “shell” company, or (B) the occurrence of a sale or disposition by the Company of all or substantially all of the Company’s assets, which sale or disposition has been approved by the stockholders of the Company.

5. Nondisclosure, Noncompetition, Nonsolicitation and Inventions. As a condition of the Employee’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Employee has executed the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, in the form attached hereto as Exhibit A. The Employee acknowledges that the Company would not offer his employment or provide compensation and/or benefits set forth above if he was not willing to be bound by the terms of such Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. The Employee acknowledges that:

a. he will sign such an agreement contemporaneously herewith;

b. he will be bound by the terms of such agreement;

c. executing this Employment Agreement does not change or alter his obligations under the Nondisclosure, Noncompetitive, Nonsolicitation Agreement;

d. his continued employment is sufficient consideration for the Employer to remain bound by the terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement; and

e. the terms of the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement are incorporated herein by reference.

6. Notice.

a. To the Company. The Employee will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies his to use):

Allied Nevada Gold Corporation

c/o Scott A. Caldwell

President and CEO

9790 Gateway Drive Suite 200

Reno, NY 89521

b. To the Employee. All communications from the Company to the Employee relating to this Agreement shall be sent to the Employee in writing, addressed as follows (or in any other manner he notifies the Company to use):

Randy Buffington

1250 Parkview Drive

Elko, NV 89801

c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) three business days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

7. Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board or a member of the Company’s Board of Directors and the Employee.

8. Waiver. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future. No failure or delay by the Company in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right power or remedy.

9. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada.

10. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and his estate, but the Employee may not assign or pledge this Agreement or any rights arising under it. Without the Employee’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

11. Survival. The provisions of Sections 4 and 5 hereof and the Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement shall survive termination of this Agreement or termination of the Employee’s employment with the Company or any successor or assign regardless of the reason for such termination.

12. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Entire Agreement. The Employee acknowledges receipt of this Agreement and agrees that with respect to the subject matter hereof it along with the Nondisclosure, Noncompetition, Nonsolicitation and Invention Agreement, as well as the December 18, 2012, Offer Letter, contains the entire understanding and agreement with the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof. No term or condition should be construed strictly against any party on the basis that it was drafted by such party.

14. Tax Compliance. All payments made pursuant to this Agreement shall be subject to withholding of applicable federal, state and local income and employment taxes.

15. 409A. Anything in this Agreement to the contrary notwithstanding: (a) the parties intend that all payments and benefits under this Agreement shall either be exempt from or shall comply with Internal Revenue Code Section 409A, and to the maximum extent permitted this Agreement shall be interpreted in a manner consistent with that intent. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Company of the applicable provision without violating the provisions of Section 409A; (b) no amount shall be payable pursuant to Section 4 or otherwise upon a termination of employment unless such termination constitutes a “separation from service” with Company under Section 409A, and in the event that Employee is a “specified employee” for purposes of Section 409A, no amount shall be payable until the first day of the seventh month immediately following the separation from service; (c) to the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (d) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company; and (e) any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. Notwithstanding anything in this paragraph or any other provision of this Agreement, if any payment under this Agreement gives rise, directly or indirectly, to liability for a penalty tax under Code Section 409A (and/or any penalties and/or interest with respect to such penalty tax or excise tax), Employee shall bear the cost of any and all such penalties, taxes and interest.

16. 280G. In the event that any payment or benefits of any type by Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would exceed the statutory limit under Code Section 280G and result in an excise tax imposed on Employee by Code Section 4999 (or any similar tax that may hereafter be imposed), then such Employee shall receive, subject to the conditions of this Agreement and in full satisfaction of his or her rights under this Agreement, (A) such payment and benefits, or (B) an amount equal to the product of 2.99 and Employee’s “base amount” (as defined in Code Section 280G), whichever yields the highest after-tax benefit to the Employee. Any calculations regarding the applicability of the Code Section 4999 excise tax to any payments by Company to Employee shall be made in the Company’s discretion.

Randy Buffington	ALLIED NEVADA GOLD CORP.

/s/ Randy Buffington		/s/ Scott A. Caldwell

Date:	By:	Scott A. Caldwell
	Its:	Chief Executive Officer
	Date:	25-3-13